Exhibit 99.1

Scholastic Reports Fiscal 2016 Third Quarter Results

Strong Performances in Education and Children's Books Highlight Growth in Quarter

NEW YORK, March 24, 2016 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal 2016 third quarter ended February 29, 2016.

Revenue as reported in the third quarter was $366.0 million, compared to $346.5 million a year ago. Excluding the foreign exchange translation impact of $9.0 million in the quarter, revenue was $375.0 million, an increase of more than 8% versus the prior year period. The operating loss for the third quarter of fiscal year 2016 was $16.4 million compared to an operating loss of $24.7 million in the prior year period. The third quarter is a lower revenue quarter for the Company in which it typically records a loss.

The Company reported a third quarter loss per share from continuing operations of $0.21, versus a loss of $0.48 in the prior year period. Each period's results reflect one-time, mostly non-cash expenses of $0.15 per share. Excluding these one-time items, third quarter loss per share from continuing operations was $0.06 versus $0.33 in the prior year period.

The year-over-year improvement in third quarter operating results was largely driven by strong sales in children's books, especially in trade and reading clubs. Core trade frontlist titles continued to perform well, along with the full-color illustrated edition of Harry Potter and the Sorcerer's Stone and Harry Potter-themed coloring books. School reading clubs also saw higher order volume in the quarter. Higher sales of the Company's classroom books and classroom magazines underlined the importance of the education business, which continues to be a growth area for the Company.

During the third quarter, the Company generated free cash flow (as defined) of $9.6 million, compared to a free cash use of $4.6 million in the prior year period. At quarter-end, cash and cash equivalents exceeded the Company's total debt by $343.7 million, as compared to net debt (as defined) of $69.5 million a year ago.

"We were very pleased with our third quarter performance and continued strong execution in our children's book and education businesses, where our creative content and distribution channels continue to bring the power of reading to children in their classrooms and at home. Also, we regained momentum in Canada, which is now showing year-over-year growth in the quarter," commented Richard Robinson, Chairman, President and Chief Executive Officer. "We are well-positioned for further growth in children's books with a strong pipeline of new trade titles, including the recently announced script book Harry Potter and the Cursed Child, and in Education, where our comprehensive literacy solutions are leading to broader partnerships with schools throughout the country. Given the strength in children's books, Scholastic is making additional investments to support a growing frontlist of exceptional titles, authors and licensed properties, and we have revised our free cash flow guidance for the current fiscal year to reflect these and other new investments."

Mr. Robinson continued, "We are beginning construction to create new premium retail space and a more modern and efficient office plan at the Company's headquarters location in New York City, and are now working with a broker to lease the new retail space. While these actions will incur additional costs, and the temporary relocation of certain employees during the period the work is being performed, we believe that the longer-term return on these investments, in the form of increased rental income, avoidance of external lease expense, and higher real-estate values, will be significant."

Non-recurring items reflected in the Company's pre-tax results for the third quarter total $8.3 million and include the non-cash write-down of certain legacy prepublication assets totaling $6.9 million in the Company's Children's Book Publishing and Distribution and Education segments, as well as $1.4 million of one-time severance expense associated with the Company's cost reduction programs.

Revised Fiscal 2016 Free Cash Flow Guidance

While the Company continues to face challenges internationally due to the relative strength of the U.S. dollar, which has already impacted reported revenues by $37.9 million year-to-date, it has affirmed its current fiscal 2016 outlook for total revenue of approximately $1.65 billion and earnings per diluted share from continuing operations of approximately $1.35, before the impact of one-time items associated with cost reduction programs and non-cash, non-operating items. The Company announced that it was lowering its free cash flow guidance for the current fiscal year to $25 to $35 million, excluding the one-time taxes paid on the gain from the sale of its educational technology business, from its previous guidance of $35 to $45 million, to reflect incremental investments, including royalty advances, to support the growing frontlist of new trade titles, authors and licenses, as well as higher capital spending levels for improvements to the Company's corporate headquarters.

Third Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the third quarter was $220.2 million, compared to 206.2 million in the prior year period, an increase of $14.0 million, or 7%. In Trade, revenue increased to $57.0 million, reflecting a strong trade publishing list driven by the full-color illustrated edition of Harry Potter and the Sorcerer's Stone and Harry Potter-themed coloring books, as well as DC Comics - Secret Hero Society: Study Hall of Justice; Wings of Fire, Book 8: Escaping Peril; The Baby-Sitters Club® Graphix: Claudia and Mean Janine; Amulet #7: Firelight; and the new young adult title, Kill the Boy Band. In Book Clubs, revenue increased by 4% to $72.9 million, reflecting higher order volume. In Book Fairs, revenue declined by 1% to $90.3 million, reflecting a shifting of some fairs to the fourth quarter, partially offset by higher revenue per fair in fairs held. Overall segment operating income was $2.8 million, versus a loss of $2.9 million in the prior year period. Segment operating income for the third quarter included a non-cash pre-tax charge of $3.7 million related to the write-down of certain legacy prepublication assets. Excluding one-time charges, operating income in the quarter was $6.5 million, compared to a loss of $2.8 million in the prior year period. The year-over-year improvement was primarily the result of the higher segment sales volume and lower cost of product and promotion expense in the clubs channel.

Education. Segment revenue in the quarter increased 17% to $63.5 million, compared to $54.2 million in the prior year period. This increase was driven by higher sales of classroom books and book collections, as well as print and digital classroom magazines, where circulation now exceeds 15 million. Segment operating income was $3.0 million, which included non-cash pre-tax charges totaling $3.2 million for the write-down of certain legacy prepublication assets, compared to $3.3 million in the prior year period. Excluding these one-time charges, operating income rose by 88%, to $6.2 million. The year-over-year improvement was primarily the result of the higher segment sales volume, partially offset by increased investment in an expanded sales force.

International. Segment revenue in the third quarter was $82.3 million, compared to $86.1 million in the prior year period, a decrease of 4%. The decline in sales in U.S. dollar terms was due to a negative foreign exchange translation impact of $9.0 million in the quarter. Absent the impact of foreign exchange, revenues were $91.3 million, an increase of $5.2 million, or 6% versus a year ago. Major markets in Canada, Australia and the United Kingdom showed year-over-year growth on the strength of local trade publishing and book fairs. Asian operations were on par with prior year's results in local currency terms. The segment recorded an operating loss in the quarter of $1.7 million, compared to operating income of $0.8 million in the prior year period, mainly due to an insurance recovery recorded in the prior year period.

Other Financial Results. Corporate overhead in the third quarter was $19.3 million, excluding one-time items of $1.2 million, which was even with the prior year period's $19.3 million, after excluding $6.6 million in one-time items.

During the quarter, the Company resumed its open-market common share repurchase program. Fiscal year-to-date, the Company has repurchased a total of 335,732 common shares for $11.5 million, and now has $48.4 million remaining under its current authorization for share repurchases.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the fourth quarter of fiscal 2016. The dividend is payable on June 15, 2016 to shareholders of record as of the close of business on April 29, 2016.

Year-to-Date Results

For the first nine months of fiscal 2016, revenue was $1,159.0 million, compared to $1,148.1 million in the prior year period, an increase of $10.9 million, or 1%. Year-to-date sales have been adversely impacted by $37.9 million in translation losses as a result of the strong U.S. dollar. Earnings per diluted share from continuing operations in the first nine months of the fiscal year were $0.26, compared to a loss of $0.06 a year ago, including one-time mostly non-cash charges of $0.22 and $0.42 per diluted share, respectively.

On a year-to-date basis, the Company had a free cash use of $191.8 million, compared to free cash flow of $44.2 million in the previous year. The current year-to-date free cash use includes approximately $200 million in tax and other payments related to the sale of the Company's educational technology business in the prior fiscal year, as well as the loss of the previous year's cash contribution from that business. Excluding the impact of the tax payment on the Company's cash flows, free cash use in the first nine months of fiscal 2016 was $5.8 million.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, March 24, 2016. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available until Friday, April 1, 2016 by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 55627419.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning materials and programs, classroom magazines and other products that, in combination, offer schools customized solutions to support children's learning both at school and at home. The Company also makes quality, affordable books available to all children through school-based book clubs and book fairs. With a 95 year history of service to schools and families, Scholastic continues to carry out its commitment to "Open a World of Possible" for all children. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/29/16	02/28/15	02/29/16	02/28/15

Revenues	$366.0	$346.5	$1,159.0	$1,148.1

Operating costs and expenses:
Cost of goods sold (1)	178.0	174.1	549.6	545.6
Selling, general and administrative expenses (2)	185.2	183.2	554.1	554.5
Bad debt expense	3.1	2.8	8.9	8.9
Depreciation and amortization	9.2	11.1	30.3	36.8
Asset impairments (3)	6.9	-	6.9	2.9

Total operating costs and expenses	382.4	371.2	1,149.8	1,148.7

Operating income (loss)	(16.4)	(24.7)	9.2	(0.6)

Interest expense, net	0.2	0.7	0.8	2.6
(Gain) loss on investments (4)	-	-	(2.2)	(0.6)

Earnings (loss) from continuing operations before income taxes	(16.6)	(25.4)	10.6	(2.6)

Provision (benefit) for income taxes	(9.4)	(9.7)	1.5	(0.6)

Earnings (loss) from continuing operations	(7.2)	(15.7)	9.1	(2.0)

Earnings (loss) from discontinued operations, net of tax	(1.8)	(6.4)	(2.6)	14.3

Net income (loss)	($9.0)	($22.1)	$6.5	$12.3

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (5)
Basic:
Earnings (loss) from continuing operations	(0.21)	(0.48)	0.27	(0.06)
Earnings (loss) from discontinued operations, net of tax	(0.05)	(0.20)	(0.08)	0.44
Net income (loss)	(0.26)	(0.68)	0.19	0.38

Diluted:
Earnings (loss) from continuing operations	(0.21)	(0.48)	0.26	(0.06)
Earnings (loss) from discontinued operations, net of tax	(0.05)	(0.20)	(0.07)	0.43
Net income (loss)	(0.26)	(0.68)	0.19	0.37

Basic weighted average shares outstanding	34,301	32,746	33,983	32,608
Diluted weighted average shares outstanding	34,977	33,486	34,912	33,230

(1)

In the three and nine months ended February 28, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada and a pretax charge related to unabsorbed burden associated with the former EdTech business of $0.1 and $0.2, respectively.

(2)

In the three and nine months ended February 29, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $1.4 and $4.3, respectively.  In the nine months ended February 29, 2016, the Company recognized a pretax charge related to a branch consolidation project in the Company's book fairs operations of $1.5 and pretax transaction costs of $0.4.  In the three and nine months ended February 28, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former EdTech business of $3.7 and $11.0, respectively; pretax severance expense as part of cost reduction programs of $2.2 and $3.6, respectively; a pretax pension settlement charge of $0.6 and $4.3, respectively; and a pretax charge related to the relocation of the Company's Klutz division of $0.1 and $0.3, respectively.

(3)

In the three and nine months ended February 29, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $6.9.  In the nine months ended February 28, 2015, the Company recognized a pretax impairment charge related to the closure of its retail store of $2.9.

(4)

In the nine months ended February 29, 2016, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.  In the nine months ended February 28, 2015, the Company recognized a pretax gain on sale of investment of $0.6 related to a UK-based cost-method investment.

(5)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/29/16	02/28/15	Change		02/29/16	02/28/15	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$72.9	$70.2	$2.7	4%	$202.0	$208.2	($6.2)	(3%)
Book Fairs	90.3	91.2	(0.9)	(1%)	334.3	320.4	13.9	4%
Consolidated Trade	57.0	44.8	12.2	27%	166.0	145.2	20.8	14%
Total revenue	220.2	206.2	14.0	7%	702.3	673.8	28.5	4%
Operating income (loss)	2.8	(2.9)	5.7	197%	54.2	45.2	9.0	20%
Operating margin	1.3%	-			7.7%	6.7%

Education
Revenue	63.5	54.2	9.3	17%	185.6	170.9	14.7	9%
Operating income (loss)	3.0	3.3	(0.3)	(9%)	12.1	12.3	(0.2)	(2%)
Operating margin	4.7%	6.1%			6.5%	7.2%

International
Revenue	82.3	86.1	(3.8)	(4%)	271.1	303.4	(32.3)	(11%)
Operating income (loss)	(1.7)	0.8	(2.5)		7.1	17.6	(10.5)	(60%)
Operating margin	-	0.9%			2.6%	5.8%

Overhead expense	20.5	25.9	5.4	21%	64.2	75.7	11.5	15%

Operating income (loss) from continuing operations	($16.4)	($24.7)	$8.3		$9.2	($0.6)	$9.8

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		02/29/16	02/28/15

Continuing Operations
	Cash and cash equivalents	$351.9	$14.6
	Restricted cash	17.3	0.0
	Accounts receivable, net	188.1	174.6
	Inventories, net	333.1	327.9
	Accounts payable	196.4	176.9
	Accrued royalties	52.8	50.8
	Lines of credit, short-term debt and current portion of long-term debt	8.2	19.1
	Long-term debt, excluding current portion	0.0	65.0
	Total debt	8.2	84.1
	Total capital lease obligations	8.8	0.5
	Net debt (1)	(343.7)	69.5

Discontinued Operations
	Total assets of discontinued operations	0.6	164.2
	Total liabilities of discontinued operations	1.5	57.2

Total stockholders' equity		1,226.2	917.8

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/29/16	02/28/15	02/29/16	02/28/15

	Net cash provided by (used in) operating activities	$26.4	$18.0	($151.6)	$108.9
	Less: Additions to property, plant and equipment	10.0	7.1	22.0	20.6
	Pre-publication and production costs	6.8	15.5	18.2	44.1

	Free cash flow (use) (2) (3)	9.6	(4.6)	(191.8)	44.2
	Add: Taxes paid on the sale of EdTech	0.0	0.0	186.0	0.0

	Free cash flow (use) excluding taxes paid on the sale of EdTech	$9.6	($4.6)	($5.8)	$44.2

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and nine months ended February 29, 2016 and February 28, 2015.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/29/16	items	One-time items	02/28/15	items	One-time items

Revenues	$366.0	$0.0	$366.0	$346.5	$0.0	$346.5

Operating costs and expenses:
Cost of goods sold (1)	178.0	-	178.0	174.1	(1.6)	172.5
Selling, general and administrative expenses (2)	185.2	(1.4)	183.8	183.2	(6.6)	176.6
Bad debt expense	3.1	-	3.1	2.8	-	2.8
Depreciation and amortization	9.2	-	9.2	11.1	-	11.1
Asset impairments (3)	6.9	(6.9)	-	-	-	-

Total operating costs and expenses	382.4	(8.3)	374.1	371.2	(8.2)	363.0

Operating income (loss)	(16.4)	8.3	(8.1)	(24.7)	8.2	(16.5)

Interest expense, net	0.2	-	0.2	0.7	-	0.7
(Gain) loss on investments (4)	-	-	-	-	-	-

Earnings (loss) from continuing operations before income taxes	(16.6)	8.3	(8.3)	(25.4)	8.2	(17.2)

Provision (benefit) for income taxes	(9.4)	3.3	(6.1)	(9.7)	3.3	(6.4)

Earnings (loss) from continuing operations	(7.2)	5.0	(2.2)	(15.7)	4.9	(10.8)

Earnings (loss) from discontinued operations, net of tax	(1.8)	-	(1.8)	(6.4)	-	(6.4)

Net income (loss)	($9.0)	$5.0	($4.0)	($22.1)	$4.9	($17.2)

Earnings (loss) per diluted share from continuing operations	(0.21)	0.15	(0.06)	(0.48)	0.15	(0.33)
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.05)	-	(0.05)	(0.20)	-	(0.20)
Net income (loss) per diluted share	(0.26)	0.15	(0.11)	(0.68)	0.15	(0.53)

	NINE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	02/29/16	items	One-time items	02/28/15	items	One-time items

Revenues	$1,159.0	$0.0	$1,159.0	$1,148.1	$0.0	$1,148.1

Operating costs and expenses:
Cost of goods sold (1)	549.6	-	549.6	545.6	(1.7)	543.9
Selling, general and administrative expenses (2)	554.1	(6.2)	547.9	554.5	(19.2)	535.3
Bad debt expense	8.9	-	8.9	8.9	-	8.9
Depreciation and amortization	30.3	-	30.3	36.8	-	36.8
Asset impairments (3)	6.9	(6.9)	-	2.9	(2.9)	-

Total operating costs and expenses	1,149.8	(13.1)	1,136.7	1,148.7	(23.8)	1,124.9

Operating income (loss)	9.2	13.1	22.3	(0.6)	23.8	23.2

Interest expense, net	0.8	-	0.8	2.6	-	2.6
(Gain) loss on investments (4)	(2.2)	-	(2.2)	(0.6)	0.6	-

Earnings (loss) from continuing operations before income taxes	10.6	13.1	23.7	(2.6)	23.2	20.6

Provision (benefit) for income taxes	1.5	5.2	6.7	(0.6)	9.4	8.8

Earnings (loss) from continuing operations	9.1	7.9	17.0	(2.0)	13.8	11.8

Earnings (loss) from discontinued operations, net of tax	(2.6)	-	(2.6)	14.3	-	14.3

Net income (loss)	$6.5	$7.9	$14.4	$12.3	$13.8	$26.1

Earnings (loss) per diluted share from continuing operations	0.26	0.22	0.48	(0.06)	0.42	0.36
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.07)	-	(0.07)	0.43	-	0.43
Net income (loss) per diluted share	0.19	0.22	0.41	0.37	0.42	0.79

(1)

In the three and nine months ended February 28, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada and a pretax charge related to unabsorbed burden associated with the former EdTech business of $0.1 and $0.2, respectively.

(2)

In the three and nine months ended February 29, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $1.4 and $4.3, respectively.  In the nine months ended February 29, 2016, the Company recognized a pretax charge related to a branch consolidation project in the Company's book fairs operations of $1.5 and pretax transaction costs of $0.4.  In the three and nine months ended February 28, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former EdTech business of $3.7 and $11.0, respectively; pretax severance expense as part of cost reduction programs of $2.2 and $3.6, respectively; a pretax pension settlement charge of $0.6 and $4.3, respectively; and a pretax charge related to the relocation of the Company's Klutz division of $0.1 and $0.3, respectively.

(3)

In the three and nine months ended February 29, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $6.9.  In the nine months ended February 28, 2015, the Company recognized a pretax impairment charge related to the closure of its retail store of $2.9.

(4)

In the nine months ended February 29, 2016, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.  In the nine months ended February 28, 2015, the Company recognized a pretax gain on sale of investment of $0.6 related to a UK-based cost-method investment.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/29/16	items	One-time items	02/28/15	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$72.9		$72.9	$70.2		$70.2
	Book Fairs	90.3		90.3	91.2		91.2
	Consolidated Trade	57.0		57.0	44.8		44.8
	Total revenue	220.2		220.2	206.2		206.2
	Operating income (loss) (1)	2.8	3.7	6.5	(2.9)	0.1	(2.8)
	Operating margin	1.3%		3.0%	-		-

	Education
	Revenue	63.5		63.5	54.2		54.2
	Operating income (loss) (2)	3.0	3.2	6.2	3.3		3.3
	Operating margin	4.7%		9.8%	6.1%		6.1%

	International
	Revenue	82.3		82.3	86.1		86.1
	Operating income (loss) (3)	(1.7)	0.2	(1.5)	0.8	1.5	2.3
	Operating margin	-		-	0.9%		2.7%

	Overhead expense (4)	20.5	(1.2)	19.3	25.9	(6.6)	19.3

	Operating income (loss) from continuing operations	($16.4)	$8.3	($8.1)	($24.7)	$8.2	($16.5)

		NINE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		02/29/16	items	One-time items	02/28/15	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$202.0		$202.0	$208.2		$208.2
	Book Fairs	334.3		334.3	320.4		320.4
	Consolidated Trade	166.0		166.0	145.2		145.2
	Total revenue	702.3		702.3	673.8		673.8
	Operating income (loss) (1)	54.2	5.2	59.4	45.2	0.3	45.5
	Operating margin	7.7%		8.5%	6.7%		6.8%

	Education
	Revenue	185.6		185.6	170.9		170.9
	Operating income (loss) (2)	12.1	3.2	15.3	12.3		12.3
	Operating margin	6.5%		8.2%	7.2%		7.2%

	International
	Revenue	271.1		271.1	303.4		303.4
	Operating income (loss) (3)	7.1	0.2	7.3	17.6	1.5	19.1
	Operating margin	2.6%		2.7%	5.8%		6.3%

	Overhead expense (4)	64.2	(4.5)	59.7	75.7	(22.0)	53.7

	Operating income (loss) from continuing operations	$9.2	$13.1	$22.3	($0.6)	$23.8	$23.2

(1)

In the three and nine months ended February 29, 2016, the Company recognized a pretax impairment charge associated with certain legacy prepublication assets of $3.7.  In the nine months ended February 29, 2016, the Company recognized a pretax charge related to a branch consolidation project in the Company's book fairs operations of $1.5.  In the three and nine months ended February 28, 2015, the Company recognized a pretax charge of $0.1 and $0.3, respectively, related to the relocation of the Company's Klutz division.

(2)	In the three and nine months ended February 29, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $3.2.
(3)

In the three and nine months ended February 29, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $0.2.  In the three and nine months ended February 28, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada.

(4)

In the three and nine months ended February 29, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $1.2 and $4.1, respectively; and pretax transaction costs of $0.0 and $0.4, respectively.  In the three and nine months ended February 28, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former EdTech business of $3.8 and $11.2, respectively; pretax severance expense as part of cost reduction programs of $2.2 and $3.6, respectively; a pretax pension settlement charge of $0.6 and $4.3, respectively; and a pretax impairment charge related to the closure of its retail store of $0.0 and $2.9, respectively.

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CONTACT: Scholastic Corporation - Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Kyle Good, (212) 343-4563, kgood@scholastic.com